Exhibit 99.1

Corporate Contact:

Sylvia Wheeler

Vice President, Corporate Communications

Affymax, Inc.

650-812-8861

AFFYMAX® REPORTS FIRST QUARTER 2011 FINANCIAL RESULTS

PALO ALTO, Calif., May 9, 2011 — Affymax, Inc. (Nasdaq: AFFY) today reported financial results for the first quarter ended March 31, 2011.  The net loss for the first quarter of 2011 was $9.6 million compared to a net loss of $7.9 million for the first quarter of 2010.

Affymax recognized revenue for the quarter ended March 31, 2011 of $16.7 million compared to $34.7 million for the quarter ended March 31, 2010.  The decrease in revenue was the result of decreased collaboration revenue from its partnership with Takeda Pharmaceutical Company Limited, under their 2006 collaboration for development of Affymax’s compound, peginesatide (formerly known as Hematide™).

Research and development expenses for the quarter ended March 31, 2011, were $18.1 million compared to $33.1 million for the quarter ended March 31, 2010.  The decrease was primarily due to the completion of the treatment and follow up of Phase 3 clinical trials in 2010.

General and administrative expenses for the quarter ended March 31, 2011 were $8.2 million compared to $9.4 million for the quarter ended March 31, 2010.  The decrease was primarily due to reductions in legal costs and consulting services.

The company had cash and investments of $153.1 million as of March 31, 2011, including $54.1 million in net proceeds from the company’s recent follow on offering in March.

About Affymax, Inc.
Affymax, Inc. is a biopharmaceutical company committed to developing novel drugs to improve the treatment of serious and often life-threatening conditions. Affymax’s product candidate, peginesatide, recently completed Phase 3 clinical trials for the treatment of anemia associated with chronic renal failure.  For additional information, please visit www.affymax.com.

This release contains forward-looking statements, including statements regarding financial projections and condition, milestones expected to be accomplished, continuation and success of the Company’s collaboration with Takeda, timing, design and progress of the Company’s peginesatide development program and the timing and potential regulatory approval and commercialization of peginesatide. The Company’s actual results may differ materially from those indicated in these forward-looking statements due to risks and uncertainties, including risks relating to our ability to submit a New Drug Application (NDA) in the second quarter, the completeness of the NDA filing, risks relating to data quality and integrity particularly in non-inferiority designed trials, risks related to the continued safety and efficacy of peginesatide in clinical development, the potential for once per month dosing and room temperature stability, timing of patient accrual in ongoing and planned clinical studies, regulatory requirements and approvals, research and development efforts, industry and competitive environment, intellectual property rights and disputes and potential for costs, disruptions and consequences of litigation, financing requirements and ability to access capital, and other matters that are described in Affymax’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission.  Investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release.  The Company undertakes no obligation to update any forward-looking statement in this press release.

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AFFYMAX, INC.

BALANCE SHEETS
(in thousands)

	March 31,
	2011 (Unaudited)	December 31, 2010
Assets
Current assets
Cash and cash equivalents	$96,142	$63,499
Short-term investments	45,856	33,582
Deferred tax assets	438	438
Prepaid expenses and other current assets	1,752	2,023
Total current assets	144,188	99,542
Property and equipment, net	3,782	3,982
Restricted cash	1,135	1,135
Long-term investments	9,928	19,876
Deferred tax assets, net of current	6,802	6,802
Other assets	50	50
Total assets	$165,885	$131,387
Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$1,042	$321
Accrued liabilities	13,510	11,594
Accrued clinical trial expenses	8,189	11,247
Payable to Takeda	4,859	5,958
Deferred revenue	7,000	18,497
Total current liabilities	34,600	47,617
Long-term income tax liability	10,303	10,249
Other long-term liabilities	938	974
Total liabilities	45,841	58,840

Stockholders’ equity
Common stock	35	25
Additional paid-in capital	518,494	461,425
Accumulated deficit	(398,524)	(388,934)
Accumulated other comprehensive income (loss)	39	31
Total stockholders’ equity	120,044	72,547
Total liabilities and stockholders’ equity	$165,885	$131,387

AFFYMAX, INC.

STATEMENTS OF OPERATIONS
(in thousands, except per share data)
(Unaudited)

	Three Months Ended March 31,
	2011	2010
Revenue:
Collaboration revenue	$16,679	$34,646
License and royalty revenue	4	4
Total revenue	16,683	34,650
Operating expenses:
Research and development	18,149	33,093
General and administrative	8,166	9,419
Total operating expenses	26,315	42,512
Loss from operations	(9,632)	(7,862)
Interest income	44	97
Interest expense	(36)	(34)
Other income (expense), net	34	(67)
Net loss before provision (benefit) for income taxes	(9,590)	(7,866)
Provision for income taxes	1	—
Net loss	$(9,591)	$(7,866)
Net loss per common share:
Basic and diluted	$(0.36)	$(0.33)
Weighted-average number of common shares used in computing basic and diluted net loss per common share	26,354	23,932